UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
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HERCULES INCORPORATED

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HERCULES FILES PRELIMINARY PROXY STATEMENT WITH SEC

•	Nominates Four Exceptional Independent Directors for Election at Annual Meeting

•	Strengthens Corporate Governance: Empowers Shareholders Through Changes To Rights Plan, Names Lead Director, Moves To Expense Stock Options

•	Urges Shareholders To Continue To Support Successful Two-Year Turnaround And Stop Heyman From Gaining Control of Hercules Without Paying Anything To Shareholders

WILMINGTON, DE, JUNE 3, 2003 – Hercules Incorporated (NYSE: HPC) today filed its preliminary proxy statement with the Securities and Exchange Commission, proposing its slate of directors for election at the Annual Meeting of Shareholders, which has been set for July 25, 2003. The Company also announced actions to further strengthen its corporate governance and urged shareholders to support the Company’s successful two-year turnaround by rejecting the efforts of dissident director Samuel J. Heyman to place his hand-picked nominees on Hercules’ Board, which would give him control of the Company without paying anything to Hercules shareholders.

Dr. William H. Joyce, Chairman and Chief Executive Officer of Hercules, stated, “We have nominated four exceptional, highly qualified individuals for election to the Hercules Board. These independent directors – who have a wealth of business and financial expertise – will complement our existing Board, which includes several current and former CEOs of chemical companies. We are confident they will faithfully represent the interests of all shareholders – and help us build on the excellent progress we have made since 2001 in executing our business plan.”

Since 2001, Hercules has taken concerted actions that have turned the Company around, restoring its financial health, putting it in a much stronger operating position and creating a solid platform for future growth. Key to the plan was the improvement and subsequent sale of part of BetzDearborn, the Water Treatment business, to GE Specialty Materials for $1.8 billion in cash in April 2002. This sale allowed Hercules to pay off more than $1.6 billion in debt, significantly strengthening its balance sheet. Hercules also embarked on an intensive Work Process Redesign program – improving how it conducts business and increasing its competitive advantage – which has resulted in approximately $160 million of ongoing annual cost savings. The Company’s actions have led to improved financial results, with growth in both sales and operating profits from ongoing businesses far outpacing the average performance of its chemical industry peers.

Hercules Director Nominees

The four Hercules director nominees standing for election at the 2003 Annual Meeting will bring substantial knowledge, experience and skills to the Hercules Board. They are:

•	Patrick Duff. Mr. Duff, who served as a Senior Managing Director and a member of the Management Committee at Tiger Management from 1989 to 1993, brings a strong and unique shareholder perspective and tremendous knowledge of investing from his experience at a major investment fund. Mr. Duff is a licensed Certified Public Accountant and a Chartered Financial Analyst.

•	Thomas P. Gerrity. Dr. Gerrity, who served as Dean of The Wharton School of the University of Pennsylvania, one of the nation’s leading business schools, and was previously a CEO and founder of a leading consulting firm in business reengineering and information technology strategy, brings enormous knowledge, experience and international contacts to the Hercules Board. Dr. Gerrity is the Chairman of the audit committee of a $14 billion S&P 500 company.

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•	John K. Wulff. Mr. Wulff, who is a member of the Financial Accounting Standards Board, a former CFO of a Dow Industrial 30 company and partner of a major accounting firm, brings extensive financial and accounting expertise to the Board.

•	Joe B. Wyatt. Mr. Wyatt, who has served as Chancellor and CEO of Vanderbilt University, brings strong expertise in the areas of research and information systems. Mr. Wyatt also has long-term experience as Chairman of the audit committee of a successful public company. Mr. Wyatt has been a Hercules director since 2001.

Corporate Governance Initiatives

In consultation with shareholders, Hercules has taken steps to further strengthen its corporate governance. Among other initiatives, the Company is:

•	Adding shareholder-empowering features to the Company’s rights agreement. These amendments include:

–	A “qualified offer” provision, under which the Company would be obligated to bring a vote to shareholders within 120 days if a bona fide, non-coercive premium offer (at least 20%) is made by a serious acquirer

–	Allowing “qualified institutional investors” to own just below 20% (up from 10% currently) without triggering the plan

–	A three-year independent director evaluation (TIDE) provision, which calls for a review of the plan at least every three years by the Corporate Governance, Nominating and Ethics Committee.

•	Naming a Lead Director.

•	Adopting a policy of expensing stock options, beginning in 2003.

•	Requiring director compensation be at least 50% in stock and/or options that must be retained until directors leave the Board, and establishing minimum stock ownership requirements for directors.

Dr. Joyce added, “These initiatives reflect our commitment to shareholder-focused corporate governance. We have empowered shareholders with amendments to the rights plan that we believe make the modified plan even better for shareholders than eliminating it. Shareholders get the best of both worlds: they are protected from abusive takeover tactics and will be able to vote to accept or reject any non-coercive qualified offer made by a serious acquirer – since the plan requires a shareholder referendum on a qualified offer. However, while we believe this plan is better for shareholders than no plan, if a majority of shareholders decide that they would rather eliminate the rights plan – and voice that opinion by voting for the precatory shareholder proposal – the Board will honor that decision.”

Proxy Contest

A dissident group led by Sam Heyman and International Specialty Products, Inc., a company he controls, is seeking to take control of Hercules’ Board of Directors and has proposed its own slate of nominees for election at the Annual Meeting of Shareholders.

Dr. Joyce stated, “Over the past two years, we have taken concerted actions that have turned Hercules around – we have a significantly stronger balance sheet and our businesses are generating strong cash flow. Yet, despite this great progress, Sam Heyman is trying to seize control of the Company without paying shareholders anything. Instead of offering constructive plans to further build on our successes, he has attacked sound strategic decisions such as the $1.8 billion sale of part of BetzDearborn, disparaged management and been generally disruptive as we continue to work to improve Hercules and deliver increased shareholder value. Sam Heyman is clearly looking out for his own interests, and we urge shareholders to disregard his self-serving rhetoric and reject the slate of nominees that he has hand-picked, paid, and indemnified.”

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the outcome of the proxy contest; ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Hercules filed a preliminary proxy statement with the Securities and Exchange Commission on June 3, 2003, in connection with its 2003 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by Hercules of its shareholders for the 2003 annual meeting, and the participants’ interests in the solicitation, are set forth in the preliminary proxy statement. Hercules will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HERCULES WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by Hercules at the SEC’s website at www.sec.gov. When available, the definitive proxy statement and other related documents may also be obtained from Hercules free of charge by contacting Helen Calhoun, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001, tel. (302) 594-5129.

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